EXHIBIT 10.1
MITEK SYSTEMS EXECUTIVE BONUS PROGRAM
FISCAL YEAR 2020

Objective
The objective of the Mitek Executive Bonus Program (“the Program”) is to ensure the Company’s ability to attract, reward and retain the leadership strength required to achieve our business strategy in direct alignment with the interests of our shareholders. The Program provides Mitek executives with the opportunity to earn an annual cash bonus, on a fiscal year basis, for contributions toward the successful achievement of corporate quantitative and qualitative goals. This Program is to be aligned with compensation management best practices to provide a competitive, market-based total compensation opportunity.
Program Design
The Program provides for the payment of a cash bonus that is based upon the percentage achievement of the fiscal 2020 annual revenue and non-GAAP Operating Income (“NGOI”) targets set by the Board of Directors (“Board”), as well as individual performance goals.
Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Technology Officer, Chief Legal Officer (CLO) and non-GM Executive Bonus:
Annual bonus targets are computed as a percentage of the participant’s annualized salary earned during the 2020 fiscal year. The bonus targets at plan for the CEO, CFO, CTO, and CLO (General Counsel) are 100%, 60%, 60%, and 50%, respectively, of their respective annualized salaries for the 2020 fiscal year.
The CEO, CFO, CTO and CLO (General Counsel) and all non-GM executives will receive an annual cash bonus based on annual achievement of corporate revenue, corporate non-GAAP Operating Income (“NGOI”) and individual performance goals. The total cash bonus is comprised of the following components:
For the CEO:
•Corporate Revenue Achievement – 80%
•NGOI Achievement – 20%

For the CFO, CTO and CLO (General Counsel):
•Corporate Revenue Achievement – 60%
•NGOI Achievement – 20%
•Achievement of Individual MBOs – 20%

General Manager (GM) Bonus
Annual bonus targets are computed as a percentage of the participant’s annualized salary earned during the 2020 fiscal year. The bonus target at plan for the General Manager is 50% of his annualized salary for the 2020 fiscal year. The GM, Deposits will receive a cash bonus based on achievement of certain revenue, corporate non-GAAP operating income (“NGOI”), and individual performance goals. The total cash bonus is comprised of the following components:
•Revenue Achievement – 75%
•NGOI Achievement – 12.5%
•Achievement of Individual MBOs – 12.5%

Performance Targets
Revenue shall be defined as the applicable revenue determined in accordance with generally accepted accounting principles, adjusted for acquisition-related write-downs of revenue or deferred revenue. NGOI shall be defined as Operating Income as determined in accordance with generally accepted accounting principles, adjusted for: 1) acquisition-related write-downs of revenue or deferred revenue, and 2) non-cash, non-recurring or non-operational items including (but not limited to) expenses for the following: acquisition and integration, litigation, stock compensation, , amortization, asset impairment charges, severance and restructuring.
The Corporate Revenue and NGOI performance components of the cash bonus actually earned will increase at a rate of 5.9:1 for goal attainment in excess of 100% and shall decrease on a 2.4:1 scale for goal attainment below 100%. Subject to the discretion of the Compensation Committee, no award is earned below 83% achievement and no additional award is earned for achievement above 117%.
For example, the portion of the cash bonus earned for achieving 83% of the Revenue Plan would be 60% of that portion of the cash bonus. At the achievement of 82% or below of the Revenue Plan, no bonus will be earned. Similarly, at the achievement of 117% of Revenue Plan, the bonus award would be 200% of that portion of the cash bonus. The maximum bonus award that can be earned is 200% of the bonus target percentage.
Eligibility
In order to be eligible for a bonus award, the participant must be employed by the Company for a minimum of a full quarter of the fiscal year for which an annual bonus is earned, and be employed at Mitek at the conclusion of the 2020 fiscal year. Each participant will be paid following the close of the fiscal year and upon approval of the Board of Directors. Participants with a partial year of service may earn a bonus calculated on a pro rata based upon the number of days of employment with the Company during the 2020 fiscal year.
Limitations
The Program is administered by the Compensation Committee of the Board of Directors. Final authority and full discretion in all matters pertaining to the development, or amendment of the Program and the granting of any bonus award under the Program rests with the Compensation Committee.
Participation in the Program does not in any way imply a contractual relationship for employment or in any way alter the at-will employment relationship with the Company.